Exhibit 10.21
IEC ELECTRONICS CORP.
MANAGEMENT DEFERRED COMPENSATION PLAN

1.           Purpose of the Plan

IEC Electronics Corp. (the “Company”) has adopted this IEC Electronics Corp. Management Deferred Plan (the “Plan”) to assist its key management employees with their individual tax and financial planning, and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key management employees who can directly influence the Company’s operating results.  The Plan permits eligible employees to defer the receipt of annual cash compensation which they may be entitled to receive from the Company as base salary (“Salary”) and/or performance-based incentive bonuses (“Bonus”) paid under the Company’s Annual Management Incentive Plan (“MIP”).

2.           Eligibility

An employee of the Company is eligible to participate in the Plan if he or she (a) is a “named executive officer”, as determined each year in accordance with the rules and regulations of the Securities and Exchange Commission; or (b) is designated by the Compensation Committee (the “Committee”) of the Company’s Board of Directors.  An eligible Plan participant may be referred to herein as “Participant.”

3.           Performance-Based Incentive Bonus

The Company’s fiscal year is October 1 – September 30.  The Company maintains an annual MIP designed to compensate key management employees based on their contributions to the achievement of specified corporate level fiscal and performance goals during the fiscal year (the “Performance Period”).  Incentive bonuses are based on a pre-determined percentage of a Participant’s base salary and are linked to the successful achievement of specified pre-established goals.  Performance goals are established within 90 days of the commencement of the Performance Period.

4.           Administration and Interpretation

The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee’s responsibilities for administration of the Plan may be exercised by Company employees who have been assigned those responsibilities by the Committee. Any Company employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee. Any interpretation of the Plan by the Committee shall be final and binding on the Participants.

5.           Deferral Elections

5.1.         Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion of his or her Salary and/or Bonus otherwise payable to the Participant by the Company during a calendar year or Performance Period.

5.2.         Time for Electing Deferral.

a)
Deferral elections for Salary shall be made before the beginning of the calendar year during which the Participant will perform the services to which the Salary relates.  Any election to defer shall be made in accordance with Section 5.4.; and

b)
Deferral elections for Bonus shall be made no later than the close of the Company’s fiscal year preceding a Performance Period, except, however, a deferral election may be made on or before the date that is six months prior to the end of a Performance Period, provided:

▪
the Participant performs services continuously from the later of: (x) the beginning of the Performance Period; or (y) the date the Company establishes the performance criteria, through the date the Participant makes the deferral election; and

▪	the amount of the Bonus that will be earned is not readily ascertainable (e.g., the performance goals are not certain to be achieved at the time the Participant makes the deferral election).

Any election to defer shall be made in accordance with Section 5.4.

5.3.         Newly Eligible Participants.  Notwithstanding the foregoing Sections 5.2. (a) and 5.2. (b), a newly-eligible Participant may make an initial deferral election within 30 days of the time the Participant first becomes eligible to participate in this Plan, provided that deferrals with respect to this election may be made only with respect to a prorated portion of the Participant’s Salary and/or Bonus for the year or Performance Period currently in effect.

5.4.         Manner of Electing Deferral. An eligible employee who wishes to participate in the Plan must execute an Annual Deferred Compensation Agreement in substantially the form set forth in Appendix A.  The Annual Deferred Compensation Agreement shall include (1) the calendar year and/or the Performance Period with respect to which the deferral relates; (2) the percentage or amount of Salary and/or Bonus to be deferred; (3) the payment commencement date of the deferral; (4) the form of payment of the deferral amount in annual installment payments over a specified period of years not to exceed 10 years; and (5) the designation of payment to the Participant’s estate or beneficiary in the case of the Participant’s death.  An Annual Deferred Compensation Agreement that is timely delivered to the Company as specified in Section 5.2. shall be effective with respect to Salary and/or Bonus earned in subsequent calendar years and Performance Periods unless such agreement is revoked or modified (which revocations or modification shall be effective on the first day of the calendar year following the year in which such revocation or modification is delivered to the Company) or until terminated automatically upon either the termination of the Plan or the Participant's ceasing to be an employee of the Company for any reason whatsoever, whether voluntarily or involuntarily.

6.           Deferred Accounts

For each Participant there shall be established a Deferred Account.  The maintenance of individual Deferred Accounts is for bookkeeping purposes only.  The Company is not obligated to make actual contributions to fund this Plan or to acquire or set aside any particular assets for the discharge of its obligations, nor is any Participant to have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

6.1.           Crediting Cash to a Participant Account. If a Participant defers receipt of any portion of Salary and/or Bonus by having an amount credited to a Deferred Account, then on each date that payment would have been made in cash, the Company will credit to the Deferred Account an amount equal to the dollar amount of the Salary and/or Bonus deferred.

6.2.           Interest. On the last day of each fiscal quarter, the Company will also credit the Deferred Account with interest, calculated at the Interest Rate, on the aggregate amount credited to the Deferred Account.  For purposes of the Plan, “Interest Rate” means the quarterly rate at which interest is deemed to accrue on the amounts credited in a Deferred Account for a Participant.  The quarterly rate shall be the average interest rate paid by the Company during the quarter to its senior lender.  If the Company has no senior lender, the quarterly rate shall be based upon the rate of interest announced by Manufacturers and Traders Trust Company from time to time at its Rochester, New York office as its prime commercial lending rate (the "Prime Rate") and shall be the Prime Rate in effect as of the last day of the fiscal quarter.

6.3.           Vesting. All amounts credited to a Deferred Account shall be fully vested at all times.

7.           Distributions

7.1.           Distributions in General. The Company shall distribute Participants' Deferred Accounts as elected by each Participant in the applicable Annual Deferred Compensation Agreement, except as otherwise provided in this Section 7.  Notwithstanding any provision in this Plan to the contrary, the Committee shall disregard any election by a Participant to the extent such election would result in an "acceleration of benefits" of a "change in time or form of distribution" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations or other guidance issued thereunder.

7.2.         Triggering Events. Distributions to a Participant from the Participant’s Deferred Account may be made upon the occurrence of one of the following events (“Triggering Event”):

a)	the Participant's separation from service (including death)
b)	the Participant becoming disabled
c)	a change in control
d)	a specified date fixed at time of initial deferral election
e)	the occurrence of an unforeseeable emergency (in the discretion of the Committee)
f)	earlier of specified date or separation from service

7.3.         Commencement of Benefits. Payments of amounts from a Deferred Account shall normally be made in a lump sum or in annual installment payments in accordance with the Participant’s deferral election and Section 5 of the Plan.

7.4.         Separation from Service. “Separation from service” means a Participant's ceasing to be an employee of the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of retirement, resignation, removal or death.

7.5.         Plan Benefits Upon Separation from Service. Upon separation from service, payments of a Participant’s Deferred Account shall commence on the date and shall be made in the manner elected by the Participant in the applicable Annual Deferred Compensation Agreement. Unpaid balances under the installment election continue to earn interest at the applicable rate set forth in Section 6.2 above. If there is no effective distribution election in place for a Participant as of the date of his or her separation from service, his or her Deferred Account shall be paid out in quarterly installments over ten years beginning January 1 of the year following separation from service. Notwithstanding anything in this Section 7.5 to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any regulations or other guidance issued thereunder, the payments under this Section 7.5 shall not commence before the date which is 6 months (and one day) after the date of such Participant’s separation from service (or, if earlier, the date of death of the Participant).

7.6.         Distributions Following Participant Death; Designation of Beneficiary. The Company shall make all payments to the Participant, if living. A Participant shall designate a beneficiary in his or her Annual Deferred Compensation Agreement. If a Participant dies either before benefit payments have commenced under this Plan or after his or her benefits have commenced but before his or her entire Deferred Account has been distributed, his or her designated beneficiary shall receive any benefit payments in accordance with the elections made by the Participant in Sections 2 and 3 of the Annual Deferred Compensation Agreement and this Plan. If no designation is in effect when any benefits payable under this Plan become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant’s estate.

7.7.         Disability. In the event a Participant becomes disabled, a distribution shall be made from a Deferred Account in accordance with the Participant's deferred election and Section 5 of the Plan.  For purposes of this Plan, a Participant is “disabled” if:

a)
the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or

b)
the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving disability compensation for at least three months under the Company’s accident and health plan.

7.8.         Hardship Withdrawals. Except for earlier payments expressly authorized by this Plan and Section 409A of the Code, no benefit may be paid earlier than the date specified in a deferral election.  Notwithstanding the payment terms set forth in a Participant’s deferral election, however, the Committee may, in its sole discretion, authorize an in-service withdrawal on account of a Participant’s Unforeseeable Financial Emergency.  A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the Participant’s account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship).  A distribution based upon Unforeseeable Financial Emergency shall be permitted only to the extent permitted under Section 409A of the Code.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from:

a)	an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant;
b)	a loss of the Participant’s property due to casualty; or
c)	such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined n the sole discretion of the Committee.

7.9.         Change in Control. In the event of a change in control, notwithstanding a Participant's distribution commencement date with respect to any Salary or Bonus deferred hereunder or method of payment with respect to any Salary or Bonus deferred hereunder, all amounts in a Participant's Deferred Account (including interest credited thereto) shall be due and payable to Participant, or his or her beneficiary, in a single lump sum payment within 10 days following a change in control.  For purposes of this Plan, the term “change in control” means a change that is a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRS regulations under Section 409A of the Code, provided that such change also satisfies one of the following:

a)
a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under Securities Exchange Act of 1934, as amended;

b)
any “person (as such term is used in Section 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

c)
during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

7.10.       Subsequent Deferral Election. No subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

a)	the subsequent election must be made 12 months or more prior to the previously-selected payment date; and
b)	the new payment commencement date must be at least five years later than the previously-selected payment date; and
c)	the subsequent election may not be effective until at least 12 months after the date on which it is made.

Only one such subsequent deferral election may be made after the initial deferral election.

7.11.       Section 162(m) of the Code. If any scheduled payment from this Plan during a taxable year of the Company would, in combination with other compensatory payments to the Participant during such year, result in the Participant’s compensation exceeding the $1 million cap under Section 162(m) of the Code, the Company shall defer benefit payments to the first subsequent year when the Participant’s compensation will not exceed the $1 million cap.  Such payments shall be made in a manner as consistent as possible with the Participant’s original deferral election.

8.           Participant’s Rights Unsecured

The right of any Participant or, if applicable, the Participant’s estate, to receive benefits under the provisions of this Plan shall be an unsecured claim against the general assets of the Company.  Any amounts held in a Participant Account, including amounts that may be set aside by the Company for the purpose of meeting its obligations under this Plan, are a part of the Company’s general assets and shall be reachable by the general creditors of the Company.

9.            Miscellaneous

9.1.         Assignability. A Participant’s rights and interests under the Plan may not be assigned or transferred except, in the event of the Participant’s death, as described in Section 7.5.

9.2.         Taxes. The Company shall deduct from all payments made under this Plan all applicable federal, state or local taxes required by law to be withheld.

9.3.         Construction. To the extent not preempted by federal law, the Plan shall be construed according to the laws of the state of New York without regard to conflict of law rules. Notwithstanding any other provision herein, this Plan shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations or other guidance issued thereunder, so that taxation of a Participant is deferred under this Plan until distribution as provided hereunder. Any provision that would cause the Plan to fail to satisfy the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder shall have no force and effect until amended to comply with such requirements (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company’s Board of Directors (or any committee thereof) without the consent of the Participants).

9.4.           Form of Communication. Any election, application, notice or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Such communication shall be effective upon receipt by the Company’s Chief Financial Officer.

10.          Amendment and Termination.

Subject to Section 9.3 hereof, the Company, acting through its Board of Directors, or any committee of the Board of Directors, may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent. Moreover, no such amendment or termination shall be effective to the extent such action would result in an “acceleration of benefits” or a “change in time or form of distribution” within the meaning of Section 409A of the Code and any regulations or other guidance issued thereunder.

11.          Unsecured General Creditor.

The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future. The Plan does not grant Participants and their beneficiaries, heirs, successors, and assigns any legal or equitable right, interest, or claim in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.

12.          Lawsuits, Jurisdiction, and Venue.

Any lawsuit claiming entitlement to benefits under this Plan must be initiated no later than one year after the event(s) giving rise to the claim occurred. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Rochester, New York. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of New York shall apply, without regard to principles of conflict of laws.

13.          Effective Date

The effective date of this Plan is January 1, 2009.

APPENDIX A

Form of Annual Deferred Compensation Agreement - Management

ANNUAL DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT dated _____________________, is between IEC ELECTRONICS CORP. (“the Company”) and _________________ (the “Employee”). The Company designates the Employee as a Participant in the Company’s Management Deferred Compensation Plan (the “Plan”), which is incorporated into this Agreement.

The Company and the Employee agree as follows:

For the calendar year commencing _________________ and/or the Performance Period commencing ______________ and until revoked or modified in accordance with the terms of the Plan, the Employee irrevocably elects as follows:

1. The Employee elects to defer receipt of:

A.           Salary

(i)           $________ Dollars: or

(ii)           _____ percent of Salary

B.           Bonus

(i)           $________ Dollars: or

(ii)           _____ percent of Bonus

The Company believes, but does not guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. The Employee has been advised to consult with his or her attorney or accountant familiar with the federal and state tax laws regarding the tax implications of this Deferred Compensation Agreement and the Plan.

2. The Employee elects the following form of payment of his or her Deferred Account (choose number of years):

Quarterly installment payments (estimated to be level payments) over a period of       years (not to exceed 10 years), payable on the first day of the month beginning the calendar quarter immediately following the distribution beginning date as set forth below, and continuing on the first day of the month beginning each subsequent calendar quarter until paid in full.

3. The Employee elects the following Deferred Account distribution beginning date (choose one):

A.	Date of separation from service
B.	First anniversary of date of separation from service
C.	Second anniversary of date of separation from service
D.	Earlier of age ____ or date of separation from service

4. If the Employee becomes disabled before his or her distributions from the Plan begin, the Company will pay the Employee the Deferred Account balance as a (choose one):

	A.	Lump sum payment payable within two (2) months of date of disability.
____	B.
Quarterly installment payments over a period of       years (not to exceed 10 years), beginning on the first day of the month beginning the calendar quarter immediately following the date of disability and continuing on the first day of the month beginning each subsequent calendar quarter until paid in full.

5. Following an Employee's death, the Company will pay the Employee's designated beneficiary the Deferred Account balance in the manner set forth in Section 7.6 of the Plan.

6. The Employee's designated beneficiary is                               .

    Address of designated beneficiary ______________________________________
                                                             ______________________________________

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day first written above.

IEC ELECTRONICS CORP.
By __________________________________

EMPLOYEE
_____________________________________